For Immediate Release


                 NTL TO ACQUIRE AUSTRALIAN TRANSMISSION NETWORK

                ANNOUNCES FORMATION OF HOLDING COMPANY TO PURSUE
                           INTERNATIONAL OPPORTUNITIES

New York, New York (March 18, 1999) - NTL Incorporated  (NASDAQ:  NTLI;  EASDAQ:
NTLI.ED) announced today that the Commonwealth of Australia had accepted NTL's bid to own and operate the Australian National Transmission Network ("NTN").

NTN operates from over 560 tower sites and provides exclusive television and radio transmission services to Australia's only national TV and radio broadcasters, ABC and SBS. In addition, NTN serves regional and community TV and radio broadcasters, and provides equipment hosting services to telecom operators and emergency service communications providers on its towers. NTN's customers include Telstra, WIN Television, Prime Television, Vodafone and Air Services Australia. NTN holds long term contractual relationships with the majority of its customers.

Under the terms of the acquisition agreement, NTL Australia will purchase all of the shares of National Transmission Company (the entity which will hold all of the NTN assets) for an aggregate purchase price of approximately $650 million Australian ($407 million U.S.). The closing is expected to occur early in the second quarter of 1999.

Commenting on today's announcement, Barclay Knapp, President and CEO of NTL, said "This acquisition marks the beginning of a bright new era for our broadcast transmission and tower business worldwide. NTL combines the best of two exciting businesses in this space. The first is traditional tower site leasing, which has gained substantial visibility in the US in recent months. NTL's network of more than 1,300 sites in the UK provides virtually total geographic coverage of the UK. Likewise, NTN's 560 sites in Australia will give NTL a similar footprint of the population centers in that country.

"The second business, which is less well understood in the U.S., represents an enormous opportunity worldwide that NTL is now leading. In addition to renting antenna space on its towers, NTL provides full turn-key transmission services for three-fourths of the television broadcasters in the UK, and now with the acquisition of NTN, for all of the national television broadcasters in Australia. NTL and NTN are responsible for virtually all aspects of the television transmission to the television set, under long term, high-value added contracts. Under these contracts, both NTL and NTN own and operate the broadcast transmission infrastructure for their respective customers.
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NTL Incorporated
March 18, 1999
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"With NTN,  NTL will be the only  company  in the world  fully  responsible  for national television transmission in two countries. Virtually every major country
in  the  world  outside  of  the  U.S.  will  be  privatizing   their  broadcast
transmission networks over the next several years as countries seek to gain funds for the transition from analog to digital television transmission. As the only company which will be performing these services in two of the most forward thinking developed countries, and with a history of operating broadcasting services for over forty years, NTL today has gained a significant leg up as these privatizations accelerate in Europe, Asia and elsewhere around the globe.

"NTL is uniquely positioned to capitalize on the two major trends that will shape global broadcasting in the coming years: privatization and digitalization. NTL is the acknowledged leader in delivering end-to-end digital television transmission systems. For some time, we have focused on creating partnerships with major broadcasters to design, build and operate complex digital television broadcast systems. Our strategy is simple - to transfer our success in the UK to other countries.

"The NTL transmission group has translated its capabilities into significant revenue and EBITDA growth since its privatization in 1991. In addition, since our acquisition of the group in May 1996, we have doubled the size of our UK tower inventory to more than 1,300 towers. NTN offers us the opportunity to recreate this successful model in Australia and we plan this to be the first of many international opportunities for NTL."

In a related transaction, NTL announced that on or about March 31, 1999 and prior to the closing of the acquisition of NTN, NTL will form a holding company under the Delaware Corporation Law which will be the new publicly traded company of the NTL Group of companies. Each share of NTL will be converted into a share in the new holding company which will continue to trade on NASDAQ and EASDAQ. NTL will become a wholly-owned subsidiary of the new holding company. Through other subsidiaries, the new holding company will pursue opportunities outside the United Kingdom and the Republic of Ireland; the first such investment will be NTN.

NTL also announced that its board had approved the pursuit of alternative corporate financial strategies with regard to its broadcasting and tower related opportunities. These strategies are intended to provide the division with more flexibility to pursue future opportunities and to illuminate the value of those assets, while leaving the cash flow from its UK operations within NTL.

NTL is a leading alternative telecommunications company in the United Kingdom. The company offers local business and residential telephony, residential cable television and Internet services over advanced broadband fiber networks in six major franchise areas in the UK. Through its national telecoms services division, the company owns and operates one of only five independent national telecoms networks in the UK, and offers national business telecoms, national and international carrier telecommunications services, and satellite and
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NTL Incorporated
March 18, 1999
Page 3


radio communications services. The company's broadcast services division operates a national broadcast transmission network of more than 1,300 owned and shared transmission sites, and offers digital and analog broadcast transmission services to major television and radio stations nationwide in the UK.

                                     *******

The Company will hold a conference call to discuss this announcement on Friday, March 19, 1999 at 11:00 a.m. Eastern Time. Investors who wish to participate in the conference call should register in advance at (212) 986-6667. A replay of the call will also be available.


For further information contact: In the U.S.: John F. Gregg, Managing Director - Corporate Development; Bret Richter, Director - Corporate Development, Richard
J. Lubasch, Senior Vice President - General Counsel or Kathy Makrakis,  Director
- Investor Relations at (212) 906-8457; in the UK: Alison Smith at 01252-402-662; or via e-mail at investor_relations@ntli.com.